EXHIBIT 5.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BEIJING
HOUSTON, TEXAS	DALLAS
77002-4995	DUBAI
HONG KONG
TEL +1	HOUSTON
713.229.1234	LONDON
FAX +1	MOSCOW
713.229.1522	NEW YORK
www.bakerbotts.com	RIYADH
WASHINGTON

May 28, 2008
Carrizo Oil & Gas, Inc.
1000 Louisiana Street, Suite 1500
Houston, Texas 77002
Ladies and Gentlemen:
     In connection with the issuance by Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), of an aggregate of $373,750,000 principal amount of the Company’s 4.375% Senior Convertible Notes due 2028 (the “Notes”) pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-142346) (as amended through the date hereof, the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated May 21, 2008, as supplemented by the prospectus supplement relating to the sale of the Notes dated May 21, 2008 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(2) under the Act, certain legal matters with respect to the Notes are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
     In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Underwriting Agreement dated May 21, 2008 between the Company and the underwriters named therein relating to the sale of the Notes (the “Underwriting Agreement”), the Indenture (the “Indenture”) in the form of Exhibit 4.1 to the Current Report, pursuant to which senior debt securities of the Company may be issued, the First Supplemental Indenture (the “First Supplemental Indenture”) in the form of Exhibit 4.2 to the Current Report, pursuant to which the Notes will be issued, the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving this opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete. We have also assumed that the Notes will be offered and sold in compliance with applicable federal and state securities laws and in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that
     1. The Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of both the Indenture and the Supplemental Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding may be brought; and
     2. The shares of common stock of the Company, par value $.01 per share, into which the Notes are convertible have been duly authorized and when issued and delivered by the Company upon conversion of the Notes in accordance with the Indenture will be validly issued, fully paid and nonassessable.
     This opinion is limited in all respects to the laws of the State of New York and the State of Texas and the applicable federal laws of the United States.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.